PRODUCT LICENSE, DISTRIBUTION AND MANUFACTURING AGREEMENT

This Agreement (this “Agreement”), effective this 28th day of March, 2008, by and between MYGENE INTERNATIONAL, INC. (“MGI”), a Utah corporation, having its principal place of business at 7651 South 700 West, Suite 102, Midvale, Utah, 84047, USA and AMDL, INC. (“AMDL”), a Delaware corporation, having its principal place of business at 2492 Walnut Ave., Suite 100, Tustin CA 92780-6953, USA. MGI and AMDL may hereinafter each be referred to as a “Party” or collectively as the “Parties.”

WITNESSETH

WHEREAS, MyGene Co., Ltd., a South Korean company, has granted MGI an exclusive worldwide license to Product (as hereinafter defined), excluding North Korea and South Korea;

WHEREAS, such license agreement between MyGene Co., Ltd and MGI is hereby incorporated into this Agreement FOR REFERENCE ONLY, and with no implied rights, and is attached as Exhibit A to this Agreement;

WHEREAS, MGI has certain licensed rights from MyGene Co., Ltd., including the right to grant sublicenses with respect to certain Patents (as hereinafter defined), Trademarks (as hereinafter defined), Technology (as hereinafter defined), and Product;

WHEREAS, MGI wishes to grant to AMDL an Exclusive (as hereinafter defined) sublicense to use the Patent, Trademark and Technology in manufacturing, promoting, marketing, distributing, and selling Product in Territories One and Two (as hereinafter defined);

WHEREAS, AMDL desires to obtain said sublicense, on the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the promises, mutual covenants, and agreements contained herein, MGI and AMDL hereby agree as follows:

1. DEFINITIONS

1.1. “Affiliate” of a Party shall mean any corporation or other business entity directly or indirectly owned or controlled by a Party through ownership of more than twenty-five percent (25%). As used herein, the term “control” means possession of the power to direct, or cause the direction of the management and policies of a corporation or other entity whether through the ownership of voting securities, by contract or otherwise.

1.2 “Change of Control” means (a) any transaction as a result of which any person or entity becomes the “beneficial owner” (as defined in Rule 13d-3 of the U.S. Securities and Exchange Act of 1934), directly or indirectly, of securities of such Party, representing more than 50% of the total voting power of any of their then outstanding voting securities of such Party; or (b) the sale, transfer or other disposition of all or substantially all of the assets of any of such Party; provided, however, that a transaction shall not constitute a Change of Control if its sole purpose is to change the state of incorporation of such Party or to create a holding company that will be owned in substantially the same proportions by the persons who held the securities of such Party (as applicable) immediately before such transaction.

1.3. “Closing Date” shall mean the date that is ninety (90) days after the Effective Date, or such earlier date as the Parties mutually agree.

1.4. “Effective Date” shall mean the date indicated first above as the date on which this Agreement will take effect.

1.5. “Exclusive” shall mean that MGI will not in Territory One and Territory Two: (a) directly or indirectly market, sell or distribute the Product, or any component, Technology, Patent or Trademark related to the Product to any other person or entity for the Licensed Use; (b) make, manufacture, or have made the Product by any person or entity that would violate the Licensed Use; or (c) permit or allow any of the foregoing.

1.6. “Licensed Use” shall mean the right to make, manufacture, and have made, use and sell the Product, the Technology, the Patents and the Trademark, as applicable, pursuant to Sections 2.1-2.4.

1.7. “Net Sales” shall mean gross sales of Product, less transportation charges, insurance, taxes and other governmental charges, normal and customary trade, quantity and cash discounts, and allowances or credits to customers.

1.8. “Patents” shall mean all patents and patent applications related to the Product or to the Licensed Use of the Product, in existence as of the Effective Date, and any divisions, re-issues, continuations, and continuations-in-part of their equivalents, and any foreign equivalents thereof that may or may not yet have been filed. Patents shall also include any patents or patent applications filed by MGI before or during the Term, which disclose improvements made to the Product, use of Product, or methods of manufacturing Product, as described in Section 2.4.

Exhibit B to this Agreement lists all known MGI owned and licensed Patents related to the Product or to the Licensed Use of the Product, filed on or before the Closing Date, which are relevant to Territories One and Two. If the contents of Exhibit B change between the Effective Date and the Closing Date, MGI shall update Exhibit B, which updated version shall become part of this Agreement.

1.9. “Product” shall mean “MyHPV Kit™” and any improvements made solely to the specific “MyHPV Kit™” system at anytime before or during the Term. “MyHPV Kit™” is an HPV chip diagnostic test kit, as described in the license agreement attached hereto as Exhibit A, to which MGI has an exclusive worldwide license, excluding North Korea and South Korea, and to which MGI has granted AMDL a right to the Licensed Use of the Product in Territory One and Territory Two.

1.10. “Technology” shall mean MGI’s information and know-how related to the Patents, Product, and methods of manufacturing Product, which are necessary to the Licensed Use of the Product in Territory One and Territory Two.

1.11. “Territory One” shall mean the country of China (including Hong Kong).

1.12 “Territory Two” shall mean: Taiwan, Singapore, Malaysia, Thailand, Cambodia and Vietnam. Together Territory One and Territory Two may hereinafter be referred to as “Territories One and Two” or the “Territories.”

1.12. “Trademark” shall mean all registered and common law trademarks associated with the Product as of the Effective Date of this Agreement or at anytime during the Term. Exhibit C to this Agreement details all Trademarks that exist as of the Effective Date of this Agreement.

2. GRANT OF LICENSE

2.1. Subject to the terms of this Agreement, MGI hereby grants AMDL, during the Term, an Exclusive sublicense to the Licensed Use of the Product, Patents, Trademark and Technology in Territory One.

2.2. Subject to the terms of this Agreement, MGI also grants to AMDL, during the Term, an Exclusive sublicense to the Licensed Use of the Product, Patents, Trademark and Technology for Territory Two. The Parties agree that Territory One will be pursued first. AMDL shall begin such production promptly after its manufacturing capabilities for the Product have been established.

2.3. AMDL will not directly or indirectly manufacture, make, have made, market, sell or distribute the Product (a) outside the Territories or (b) inside the Territories for use other than the Licensed Use, in each case without prior written consent from MGI.

2.4. Notwithstanding anything to the contrary in this Agreement, AMDL acknowledges that MGI owns and shall continue to own the Product, the Patents, Technology and the Trademark worldwide. The sub-license that MGI is granting to AMDL pursuant to this Agreement does not constitute a sale by MGI to AMDL of MGI’s ownership interests in the Product, the Patents, Technology and the Trademark within or without Territories One and Two. If, during the term of this Agreement, MGI materially develops or otherwise materially acquires any modifications to the Product or methods of manufacturing the Product, such modifications shall be the sole and exclusive property of MGI, and shall be included within the scope of Product as defined in Article 1 of this Agreement. AMDL shall have the right to make, have made, use, market and sell the modified Product, in accordance with the terms of this Agreement.

3. LICENSE FEES AND ROYALTIES

3.1. In consideration for the license granted hereunder, AMDL shall pay MGI the following initial license fee in U.S. Dollars:

(a) AMDL shall remit to MGI an initial license fee of two hundred and fifty thousand dollars ($250,000), which shall be payable as follows: A non-refundable payment of ten thousand dollars ($10,000) of the two hundred and fifty thousand dollar ($250,000) initial license fee is due immediately on the Effective Date of the Agreement. Thirty (30) days after the Effective Date, AMDL shall remit to MGI an additional non-refundable ten thousand dollar ($10,000) deposit. Sixty (60) days after the Effective Date, AMDL shall remit to MGI a third non-refundable ten thousand dollar ($10,000) deposit. This initial aggregate thirty thousand dollar ($30,000) deposit is non-refundable and represents AMDL’s payment in exchange for its right to perform due diligence between the Effective Date and the Closing Date. On the Closing Date AMDL shall remit to MGI an additional non-refundable twenty thousand dollar ($20,000) deposit. AMDL shall pay MGI the final two hundred thousand dollars ($200,000) of the initial license fee on or before the date that is ninety (90) days after the Closing Date.

(b) At any time during the first ninety (90) days from the Effective Date, AMDL shall have the unconditional right to terminate the Agreement based on the findings of its due diligence investigation; provided that if AMDL elects to so terminate, AMDL shall expressly inform MGI in writing of its intent at anytime up to and including the Closing Date, at which point this Agreement shall terminate; if AMGL does not so notify MGI, this Agreement shall remain in full force and effect through the remainder of the Term, unless otherwise terminated as provided herein. In the event of such an early termination by AMDL, all license fees paid will remain non-refundable and all the Parties’ costs in connection with their due diligence will remain the responsibility of the Party incurring such costs.

3.2. In consideration for the license granted hereunder, and in addition to the license fees due under Section 3.1 above, AMDL shall pay MGI the following royalty fees in U.S. Dollars:

(a) During the term of the Agreement, a royalty fee of fifteen percent (15%) on the Net Sales of Product in Territory One and Two, until such time as royalty fee payments reach a total of seven hundred and fifty thousand dollars ($750,000). The payment of royalty fees on Net Sales shall be payable within thirty (30) days of the end of each calendar quarter. AMDL shall have the right to prepay any and all such royalty fees and shall have the right to deduct such prepayment from future royalty payments as required under this Agreement.

(b) Once AMDL has paid MGI the seven hundred and fifty thousand dollar ($750,000) minimum threshold royalty fee payments, the royalty fee will decrease to seven and one half percent (7.5%) on Net Sales of the Product in Territory One and Two for the remainder of the Term.

3.3. AMDL shall pay to MGI royalties as set forth in Section 3.2 within thirty (30) days of the end of each calendar quarter. If the payment is not mailed within the thirty (30) day grace period, it is considered delinquent, and MGI may charge AMDL an annual interest rate, compounded monthly of up to the Wall Street Journal published Prime Rate.

4. MARKET APPROVAL, TECHONOLOGY, AND COMMERCIALIZATION

4.1. AMDL, at its sole expense, shall use its reasonable commercial efforts to: (a) establish manufacturing capabilities; and (b) to obtain regulatory market approval as necessary and in accordance with State Federal Drug Administration (SFDA) requirements, or appropriate regulatory requirements, for commercialization and manufacturing in Territory One within one year from the Closing Date.

4.2. AMDL shall use its commercially reasonable efforts to accomplish the following:

(a) In Territory One:

(i) obtain all regulatory market approvals necessary for commercialization of the Product; (ii) launch the Product within one year; and (iii) manufacture or have manufactured, market, promote and sell the Product throughout the Term. Regarding Territory One, if AMDL has not launched the Product in Territory One within one year as specified above due to regulatory delay beyond AMDL’s control, and AMDL has received MGI’s written acceptance of the regulatory delay within 30 days, which shall not unreasonably be withheld so long as AMDL is making commercially reasonable efforts toward commercialization, AMDL shall not be in default of this Agreement;

(b) In Territory Two:

(i) obtain all regulatory market approvals necessary for commercialization of the Product; (ii) launch the Product within two years; and (iii) manufacture or have manufactured, market, promote and sell the Product throughout the Term. Regarding Territory Two, if AMDL has not launched the Product in Territory Two within two years as specified above due to regulatory delay beyond AMDL’s control, and AMDL has received MGI’s written acceptance of the regulatory delay, which shall not unreasonably be withheld so long as AMDL is making commercially reasonable efforts toward commercialization, AMDL shall not be in default of this Agreement.

4.3. MGI shall from time to time furnish AMDL with Technology as and to the extent AMDL reasonably requests such Technology in connection with any regulatory compliance necessary or appropriate for the Licensed Use of the Product.

4.4. AMDL shall provide to MGI, no later than 5 business days prior to the Closing Date, a two-year commercialization plan for the Territories, which plan shall be reasonably satisfactory to MGI. If such plan is reasonably satisfactory to MGI, it shall be added as Exhibit D to this Agreement and shall become part of this Agreement. AMDL’s plan shall include: (a) a regulatory plan for the Territories and an approximate timeline; (b) a forecast of AMDL’s manufacturing capabilities in the Territories; (c) a marketing plan for the Territories and an approximate timeline; (d) a market opportunity profile; and (e) a quarterly two-year sales projection, beginning from the Closing Date of this Agreement.

5. REPORTING AND REGULATORY OBLIGATIONS

5.1. AMDL shall maintain or cause to be maintained a true and correct set of records pertaining to the Net Sales. Beginning from the first quarter of the first calendar year AMDL begins to sell the Product, AMDL shall provide MGI with quarterly progress reports, detailing the amount of Product sold and the realized Net Sales in the Territories.

5.2. If a disagreement arises, or at MGI’s reasonable request, during the term of this Agreement with respect to royalty fees paid by AMDL to MGI, AMDL shall permit an accountant selected and paid for by MGI and reasonably acceptable to AMDL to have access during ordinary business hours to such records as are maintained by AMDL and may be necessary, as mutually agreed by the Parties, to determine the correctness of any report and/or payment made under this Agreement. Such accountant shall maintain in confidence, and shall not disclose to MGI, any information concerning AMDL or its operations or properties other than information directly relating to the correctness of such reports and payments. If any royalty payment is found to be under reported by more than 10%, then the accountant fees will be paid by AMDL.

5.3. Each of the Parties shall promptly notify the other Party in writing of any technical or clinical advances, useful modifications, side effects or new government regulations relating to the Product or manufacturing of the Product that shall come to its knowledge. MGI shall promptly inform AMDL of all actions and communications (even if believed by MGI to be without foundation) by or threatened by a regulatory or other governmental authority relating to Licensed Use of the Product.

5.4. Either Party shall notify the other promptly in writing of: (a) any new market trends related to the Product or the manufacturing of the Product, which may come to either Party’s knowledge; and (b) any new product, which may be competitive with the Product together with full details thereof including prices and copies of any known promotional material.

6. INTELLECTUAL PROPERTY

6.1. AMDL shall cooperate fully with MGI on matters related to the filing and prosecution of Patent applications related to all new inventions or improvements on the Product developed by AMDL or an Affiliate during the term of the Agreement.

6.2. In the event that MGI and its Affiliates decide not to continue prosecution of a Patent application or to maintain a Patent in any particular country, MGI shall timely notify AMDL in writing in order to allow AMDL to continue such prosecution or maintenance at its own expense.

6.3. AMDL shall assign, and shall cause its Affiliates to assign, to MGI all rights related to new inventions or improvements on the Product, developed by AMDL during the term of this Agreement. In the event MGI and its Affiliates decide not to file or continue prosecution of a patent application related to new inventions or improvements on the Product developed by AMDL or an Affiliate during the term of this Agreement, MGI shall timely notify AMDL in writing in order to allow AMDL to file or continue such prosecution at its own expense.

6.4. In connection with Sections 6.2-6.3 above, MGI agrees to cooperate in good faith with AMDL to whatever extent is necessary to procure Patent protection and rights, including execution of all Patents and documents that provide AMDL the full benefit of the license granted herein.

6.5. Relevant to Territories One and Two, each of the Parties shall promptly inform the other Party of any suspected or alleged infringement of any Patent rights, or any misuse, misappropriation, or unlicensed use of the Product or of any proprietary rights in the Product by a third party. MGI shall take all steps reasonably necessary, including the initiation of an action or proceeding, to ensure that AMDL maintains the full benefit of the license granted herein.

7. MAINTENANCE OF QUALITY

7.1. AMDL shall be responsible for maintaining commercially and regulatory acceptable quality control standards in all manufacturing relating to the Product.

7.2. AMDL agrees to use the Trademark in accordance with good customary trademark practice, and to avoid taking any action that would in any manner impair or detract from the value of the Trademark or the goodwill and reputation of MGI.

8. SUBLICENSE

8.1. Subject to Section 8.2, AMDL shall have the right to grant sublicenses, without restriction on use, to third parties under any of the rights and licenses granted to AMDL under this Agreement, providing MGI has provided written consent to such sublicense. In the event of any such sublicensing, within thirty (30) days of the effective date of each sublicense, AMDL shall submit to MGI all material terms of any sublicense or modification.

8.2. AMDL shall be primarily responsible for all payments and reports due under this Agreement and shall guarantee the sublicensee’s compliance with all the applicable terms of this Agreement. In the event of a breach by a sublicensee of AMDL in the observance of applicable terms of this Agreement, MGI shall be entitled to enforce this Agreement against such sublicensee and/or AMDL.

9. REPRESENTATIONS AND WARRANTIES

9.1. MGI hereby represents, warrants and covenants to AMDL that the following are true and correct as of the Effective Date and the Closing Date (unless, with respect to the Closing Date, MGI notifies AMDL otherwise in writing):

(a) MGI is a corporation duly organized, existing and in good standing under the laws of the State of Utah, with full right, power and authority to enter into and perform this Agreement.

(b) MyGene Co. Ltd. has granted MGI an exclusive worldwide license, excluding North Korea and South Korea, to the Product and such license includes the exclusive worldwide right, excluding North Korea and South Korea, to sublicense the Product.

(c) MGI is the legal, exclusive and beneficial worldwide licensee, excluding North Korea and South Korea, of all right, title and interest in and to the Product, Patent, Trademark and Technology, having a valid enforceable license thereto, and no person or entity, including MyGene Co., Ltd., has or shall have any claim of ownership, outside North Korea and South Korea, to the Product, Patent, Trademark and Technology during the term of this Agreement.

(d) The execution, delivery and performance of this Agreement do not conflict with, violate, or breach: (i) any agreement to which MGI is a Party, including the exclusive worldwide license agreement between MyGene Co. LTD. and MGI; or (ii) MGI’s articles of incorporation or bylaws.

(e) This Agreement has been duly executed and delivered by MGI and is a legal, valid and binding obligation enforceable against MGI in accordance with its terms, subject to the customary exceptions.

(f) MGI shall comply with all applicable laws, consent decrees, and regulations of any state, federal or foreign governmental authority.

(g) To the best of MGI’s knowledge, there are no issued or pending patent or trademark applications relating to the Product or the manufacturing of the Product that would restrict AMDL’s Licensed Use of the Product in Territories One and Two, and MGI has no knowledge of any additional pending or issued patent or trademark applications beyond those listed in Exhibit E to this Agreement.

(h) To the best of MGI’s knowledge, AMDL’s Licensed Use will not infringe any issued or pending patent or trademark applications; and,

(i) To MGI’s knowledge, no third party use: (i) infringes any MGI issued or pending patent or trademark applications relating to the Product or the manufacturing of the Product; or (ii) restricts AMDL’s Licensed Use of the Product.

9.2. AMDL hereby represents, warrants, and covenants to MGI that the following are true and correct as of the Effective Date and the Closing Date (unless, with respect to the Closing Date, AMDL notifies MGI otherwise in writing):

(a) AMDL is a corporation duly organized, existing and in good standing under the laws of the State of Delaware, with full right, power and authority to enter into and perform this Agreement.

(b) The execution, delivery, and performance of this Agreement do not conflict with, violate, or breach any agreement to which AMDL is a Party, or AMDL’s articles of incorporation or bylaws.

(c) This Agreement has been duly executed and delivered by AMDL and is a legal, valid, and binding obligation enforceable against AMDL in accordance with its terms, subject to the customary exceptions.

(d) AMDL shall comply with all applicable laws, consent decrees, and regulations of any federal, state, or foreign governmental authority.

(e) AMDL shall in good faith make its best commercial efforts and make reasonable expenditures to market and promote sales of the Product for its Licensed Use in the Territories. AMDL’s good faith efforts and expenditures will be at least comparable to AMDL’s efforts and expenditures for other AMDL products in Territories One and Two.

10. INDEMNIFICATION

10.1. MGI shall at all times during and after the term of this Agreement be responsible for, and shall defend, indemnify, and hold AMDL, its Affiliates, and their respective officers, directors, employees and agents harmless from and against any and all losses, claims, suits, proceedings, expenses, recoveries, and damages, including reasonable legal expenses and costs including attorneys’ fees, arising out of (a) any claim by a third party relating to the Product, (b) any aspect of the performance of this Agreement, and (c) any material breach of a representation or warranty given herein by MGI; provided that (x) AMDL shall give MGI prompt notice of any such claim or lawsuit and (y) MGI may only compromise, settle, or defend such claim or lawsuit with the prior written consent of AMDL.

10.2. AMDL shall at all times during and after the term of this Agreement be responsible for, and shall defend, indemnify, and hold MGI, its Affiliates, and their respective officers, directors, employees and agents harmless from and against any and all losses, claims, suits, proceedings, expenses, recoveries, and damages, including reasonable legal expenses and costs including attorneys’ fees, arising out of (a) any claim by a third party relating to any aspect of the performance of this Agreement, and (b) any material breach of a representation or warranty given herein by AMDL; provided that (x) MGI shall give AMDL prompt notice of any such claim or lawsuit and (y) AMDL may only compromise, settle, or defend such claim or lawsuit with the prior written consent of MGI.

10.3. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, EVEN IF THE BREACHING PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES IN ADVANCE.

10.4. AMDL shall maintain in full force and effect throughout the Term, at its sole cost and expense, a comprehensive product liability insurance policy and a comprehensive general liability insurance policy with respect to the Product, in an amount of not less than Two Million Dollars $(2,000,000) per occurrence with a deductible of not more than One Hundred Thousand Dollars ($100,000). AMDL shall name MGI as an additional insured beneficiary under such policies, the terms of which shall be reasonably acceptable to MGI. AMDL shall promptly provide MGI with a certificate from the applicable insurance company verifying the above and undertaking to notify MGI directly at least thirty (30) days prior to the expiration or termination of such coverage. All of such insurance coverage shall be maintained with an insurance company or companies having an A. M. Best rating of “A-“ or better. AMDL has the appropriate liability insurance and will maintain the appropriate insurance coverage to manufacture and sell the Product.

11. CONFIDENTIALITY

The Parties shall keep confidential and not disclose to others or use for any purpose other than as expressly authorized herein, any confidential or proprietary information supplied by either Party or its employees or representatives to the other Party, including without limitation any information relating to this Agreement and the transactions contemplated hereby, the Product, the Technology, business operations, price lists, manufacturing data, marketing information strategies, customer or product lists, research and development information and all other information disclosed by one Party to the other. The obligation of confidentiality shall not apply to the extent that either Party can establish that the confidential information at issue: (a) entered the public domain without breach of any obligation owed to a Party; (b) was permitted to be disclosed by prior written consent; (c) had become known to a Party from a non-Party source without breach of a confidentiality obligation owed; or (d) was disclosed to a third party without restrictions on its disclosure. Further, disclosures may be made pursuant to a requirement of law, such as a judicial process, a legal administrative process, or pursuant to disclosure regulations governing public corporations. In the case of a disclosure pursuant to judicial or legal administrative process, the disclosing Party shall promptly inform the non-disclosing Party so that a protective order may be put into place. Either Party shall promptly notify the other Party of any disclosure of such Party’s confidential or proprietary information in violation of this Article 11.

12. TERM AND TERMINATION

12.1. This Agreement shall commence as of the Effective Date, and, unless sooner terminated as provided herein, this Agreement shall continue in force for five (5) years from the Closing Date (the “Initial Term”). Thereafter, the Term of this Agreement shall automatically be renewed for a single period of five (5) additional years (the “Subsequent Term,” and, together with the Initial Term, the “Term”), unless (a) either Party shall notify the other Party in writing of its election not to renew the Initial Term at least ninety (90) days prior to the expiration of the Initial Term, or (b) AMDL has failed to pay MGI all license fees and royalty fees as required by this Agreement, in which cases this Agreement shall terminate upon the end of the Initial Term.

12.2. The term of this Agreement shall terminate, unless sooner terminated as provided hereunder, as follows:

(a) This Agreement shall terminate at any time upon the mutual written agreement of the Parties.

b) As to each country, region, province or other territory designation within a Territory, this Agreement shall terminate with respect to that country, region, province or other territory designation within a Territory, upon the expiration of the last to expire of the Patents for that country, region, province or other territory designation.

(c) If either Party materially breaches or defaults in the performance or observance of any of the material provisions of this Agreement, then notwithstanding any other provision of this Agreement, the non-defaulting Party may give the defaulting Party written notice specifying the nature of the breach and requiring cure of such breach. If such breach or default is not cured within sixty (60) days of receiving such notice (or, if such default cannot be cured within sixty (60) days, if the Party in default does not commence and diligently continue actions to cure such default), the notifying Party shall be entitled to, without prejudice to any of its other rights conferred on it by this Agreement and in addition to any other remedies available to it by law or in equity, to terminate the Agreement by giving written notice to take effect immediately upon delivery of such notice.

(d) If AMDL or any sublicensee of AMDL fails to maintain all insurance coverage that it is required to maintain under Section 10.4 of this Agreement, MGI shall have the right to terminate this Agreement without prior written notice or action.

(e) In accordance with Section 3.1(b), AMDL will have the right to terminate this Agreement at anytime before the Closing Date if AMDL is not satisfied with its due diligence investigation, and, as a result, no longer wishes to receive a sublicense to the Product in either of the Territories.

(f) By either Party upon the actual or impending bankruptcy or insolvency of the other Party.

(g)	By either Party upon a Change of Control of the other Party.

(h) By MGI if AMDL does not pay MGI the $750,000 minimum threshold royalty fee payments within twenty-four (24) months of the Closing Date.

(i) By MGI if AMDL has not launched the Product in Territory One within two (2) years of the Closing Date, but only if AMDL has not been consistently using its commercially reasonably efforts to accomplish such launch.

Notwithstanding the foregoing, the failure by a Party to exercise its right to terminate this Agreement in the event of any occurrence giving rise thereto, shall not constitute waiver of the rights in the event of any subsequent occurrence.

12.3. Surviving Provisions

(a) The provisions of Articles 1, 6, 9, 10, 11 and 14 hereof and Sections 2.4 and 12.3 hereof shall survive any expiration or termination of this Agreement, except as otherwise provided herein.

(b) Except as otherwise provided in this Agreement, upon any expiration or termination of this Agreement:

(i) All rights, privileges and licenses shall immediately terminate and revert to MGI, and AMDL shall not thereafter make any use whatsoever of any Technology, Patent or Trademark, and shall not further make, have made, market, sell, or distribute the Product;

(ii) AMDL shall promptly destroy or transfer to MGI, at MGI’s election, all relevant records, materials, confidential information, proprietary information, and labeling, or advertising materials relating to the Product, Technology, Patents or Trademark, including, in each instance, all copies (whether paper, electronic or otherwise) thereof; and

(iii) AMDL shall promptly deliver to MGI: (1) all outstanding amounts due to MGI, including without limitation license fees and royalty fees, pursuant to the terms of this Agreement; and, (2) any remaining inventory of Product, at AMDL’s expense. MGI shall give AMDL credit for all Product returned in the amount of the purchase price minus a ten percent (10%) restocking fee.

(iv) Unless otherwise provided for in a sublicense agreement, upon the termination of this Agreement, all sublicenses granted by AMDL under this Agreement shall terminate simultaneously.

(c) Termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any rights which shall have accrued to the benefit of either Party prior to such termination, relinquishment, or expiration; and, shall not relieve either Party from obligations which are expressly indicated to survive termination of this Agreement.

13. FORCE MAJEURE

Neither Party shall be liable for any default or delay in such Party’s performance if such default or delay is caused by any event beyond the reasonable control of such Party, including but not limited to: War or insurrection; civil commotion; destruction of essential facilities or materials by earthquake, fire, flood or storm; labor disturbance; epidemic; or other similar event; provided, however, that the Party whose performance is so affected will give prompt notice of such event, and shall use its best efforts to avoid, remove, or alleviate such causes of nonperformance and shall continue performance hereunder with the utmost dispatch whenever such causes are removed.

14.	MISCELLANEOUS
	14.1.	Entire Agreement – Modifications

This Agreement sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof, and supersedes any and all prior agreements, understandings, promises and representation, whether written or oral, between the Parties with respect to the subject matter hereof. This Agreement may not be released, discharged, amended or modified in any manner except by an instrument in writing, making specific reference to this Agreement, and signed duly by authorized representatives of both Parties.

14.2.	Relationship of the Parties

The relationship hereby established between MGI and AMDL is solely that of independent contractors. This Agreement shall not create an agency, partnership, joint venture, or employer/employee relationship, and nothing hereunder shall be deemed to authorize either Party to act for, represent or bind the other except as expressly provided in this Agreement.

14.3.	Governmental Approvals

MGI will supply what it possesses as of the effective Date, if anything, to AMDL in terms of needed governmental approvals, such as permits, licenses, permission, ratification, clearance, exemption, accreditation, authorization, exemption, waiver, or any other legal authority that may be necessary or appropriate in connection with MGI’s ownership, manufacture and use of the Product or MGI’s operation of its businesses that relate to the Product.

14.4.	Severability

If and solely to the extent that any provision of this Agreement shall be invalid or unenforceable, or shall render this entire Agreement to be unenforceable or invalid, such offending provision shall be of no effect and shall not affect the validity of the remainder of this Agreement or any of its provisions; provided, however, the Parties shall use their respective reasonable efforts to renegotiate the offending provisions to best accomplish the original intentions of the Parties.

14.5. Assignment

A Party hereto may not assign or transfer this Agreement or any of the rights or obligations under this Agreement, to any third party, whether in whole or in part, unless (a) such Party first obtains the written consent of the other Party and (b) the assignee guarantees, in a manner satisfactory to the non-assigning Party, full compliance with this Agreement. This Agreement shall be binding upon and inure to the benefit of the Parties’ respective successors and permitted assigns. Any attempted assignment in violation of this provision shall be void and of no effect.

14.5.	Choice of Law

This Agreement is deemed to have been entered into in the State of California, and its interpretation, construction, and the remedies for its enforcement or breach are to be applied pursuant to and in accordance with the laws of the State of California.

14.7. Arbitration

Any dispute arising out of or relating to any provisions of this Agreement shall be finally settled by arbitration to be held in California, under the auspices and then current commercial arbitration rules of the Judicial Arbitration and Mediation Services, Inc. (JAMS). Such arbitration shall be conducted by three arbitrators appointed according to said rules. Judgment upon any award rendered may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.

14.8. Waiver

No waiver of any right under this Agreement shall be deemed effective unless contained in writing and signed by the Party charged with such waiver, and no waiver of any right shall be deemed to be a waiver of any future right or any other right arising under this Agreement. All rights, remedies, undertakings, obligations, and agreements contained in this Agreement shall be cumulative and none of them shall be a limitation of any other remedy, right, undertaking, obligation, or agreement.

14.9. Headings

Headings in this Agreement are included for ease of reference only and shall have no legal force or effect in construing or interpreting any of the provisions of this Agreement.

14.10. Notice

Any notice, consent, approval or other communication that is permitted or required under this Agreement shall be in writing and shall be sent by registered or certified mail, postage pre-paid, or by overnight courier, or by facsimile or email (confirmed by mail), to the addresses set forth below. All notices shall be deemed to be effective on the date of receipt.

14.11. Publicity

Neither Party shall issue any press release or other publicity materials, or make any presentation with respect to the existence of this Agreement or the terms and conditions hereof without the prior consent of the other Party, which consent shall not be unreasonably withheld. This restriction shall not apply to disclosures specifically and particularly demanded and required by law or regulation, including as may be required in connection with any filings made with the Securities and Exchange Commission or by the disclosure policies of a major stock exchange.

Signature page to Product License, Distribution, and Manufacturing Agreement

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the Effective Date.

MYGENE INTERNATIONAL, INC 7651 South 700 West, Suite 102 Midvale, Utah 84047	AMDL, INC. 2492 Walnut Ave, Suite 100 Tustin, CA 92780
By:	By:
Name: Title:	Name: Title:

Exhibit A

(Exclusive License Agreement between MyGene International, Inc. and MyGene Co., LTD (Korea), dated
October 15, 2005)

(see attached)

Exhibit B

(All known MGI owned and licensed Patents related to the Product or to the Licensed Use of the
Product, filed on or before the Closing Date, which are relevant to Territories One and Two)

Korean patent MyHPV Reg No_10-0437626_Appl No_1020010035466_Reg date June 16 2004

MGK_MGI US Patent application filed July 31 2006 Serial No. 11,497,184_NP_Priority Prov. 60,705,792 filed Aug 5 2005

MGK_MGI PCT filed Aug 1 2006_3475.2.1_Cross Ref_Claim on Priority on U.S. appl 11,497,184 Prov. 60,705,792 Aug 5 2005

MGK_MGI Prov. US Patent filed Aug 5 2005_24934.prov.08.05.05.final 60,705,792

China Patent HPV Chip CN1350593-Priority Mar 15 2000_Abstract and claims and specifications

China 01823786.X_Priority date Sept 18 2001

China CN 1183259 C

China CN 155894 A

HK 5105364.2 Priority Date Sept. 18 2001

[MGI to update prior to the Closing Date, if necessary]

Exhibit C

(Trademark information)

Exhibit D

(AMDL’s two-year commercialization plan for the Territories One and Two)

(see attached)

[AMDL to provide to MGI at least 5 business days prior to the Closing Date]

Exhibit E

(Pending or issued patent or trademark applications as of the Effective Date)

Patent Family Summary (HPV Probes and Primers)

Asia
US Patents and	(CN1,
Patent Application	IN, ID, TH, PH, TW,	Eastern Europe	Latin America	Africa		Oceania
Publications	HK)	(RU, UA)	(BR, MX, CO, AR, PE)	(NG, ZA, ET, TZ)	Middle East (IL)	(AU, NZ)
US 5182377
US 5283171
US 5447839
US 5527898
US 5639871						AU 645483 B2
US 5705627						(granted)
AU 685233 B2
US 6352825						(granted)
US 5364758						AU 645286 B2
(granted)
US 6265154 US 2002/0137021
US 5342930 US 5534439 US 5591574 US 5824466 US 5968522	HK 9501850 A (granted)

US 5981173
US 4908306 US 4849334 US 4849332 US 4849331
US 5411857 US 5665571 US 5712092 US 5876922 US 5958674 US 6391539 US 6827933 US 2005/0079182
US 5643715
US 4983728
US 6420106
US 6482588 US 2003/0165821	HK 1031238 A1 (granted)					AU 9897433 A

US 6902899 US 2003/0129585 US 2006/0024686						AU 200140649 A5
US 5501947
US 6936443 US 2002/0155427 US 2003/0108866 US 2004/0115692	CN 1816634 A		BR 200412030 A			AU 2004258176 AA AU 2003279873 AH AU 200156976 A5
US 5314809

EP1201771, WO03087829, WO03054149, WO9914377, WO9825145, WO2004050917, WO9914377, WO2005033333, WO0168915, EP0519338, EP1302550

[1]	Countries corresponding to the two-letter codes: CN: China; IN: India; ID: Indonesia; TH: Thailand; PH: Philippines; TW: Taiwan; HK: Hong Kong; RU: Russian Federation; UA: Ukraine; BR: Brazil; MX: Mexico; CO: Colombia; AR: Argentina; PE: Peru; NG: Nigeria, ZA: South Africa; ET: Ethiopia; TZ: Tanzania; IL: Israel; AU: Australia; NZ: New Zealand.